Exhibit 5.1
JEFFREY G. KLEIN, P.A.
301 Yamato Road Suite 1240
Boca Raton, Florida 33431

Telephone: (561)953-1126	Telefax: (561)994-6693
Email: jklein@jkleinlegal.com
June 24, 2011

Board of Directors
Paramount Gold and Silver Corp.
665 Anderson Street
Winnemucca, NV  89444

Re:	Prospectus Supplement to Registration Statement on Form S-3 (Reg. No. 333-153104)

Gentlemen:

We are rendering this opinion in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement (“Prospectus Supplement”) to the Company’s registration statement on Form S-3 (File No. 333-153104), as amended to date (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Prospectus Supplement relates to the issuance and sale from time to time by the Company through McNicoll, Lewis & Vlak LLC, acting as agent and/or principal (the “Sales Agent”), of up to 2,500,000  shares of the Company’s common stock  (the “Placement Shares”) pursuant to the At Market Issuance Sales Agreement, dated as of June 23,  2011 the (“Sales Agreement”), by and between the Company and the Sales Agent.

In rendering the opinions set forth below, we have examined and have relied upon originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(a) the Registration Statement;

(b) the base prospectus included in the Registration Statement, as supplemented by the Prospectus Supplement;

(c) the Sales Agreement;

(d) the Articles of Incorporation of the Company, as amended to date  (the “Articles”);

(e) the Bylaws of the Company, as amended to date (the “Bylaws”);  and

(f)  copies of  relevant board minutes;

The transactions contemplated by the Sales Agreement are referred to in this opinion letter as the “Offering.”

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the conformity to original documents of all photostatic and facsimile copies submitted to us, and the due execution and delivery of all documents by any party where due execution and delivery are a prerequisite to the effectiveness thereof. We have assumed that the Sales Agreement is enforceable in accordance with its terms. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company. We have assumed that payment and delivery of the Placement Shares is made in accordance with the terms set forth in the Sales Agreement and other agreements and documents relating to the issuance and sale of the Placement Shares. In addition, we have assumed that the certificates representing the Placement Shares will be duly executed and delivered.

On the basis of the foregoing, we are of the opinion that the Placement Shares have been duly authorized and, when issued in accordance with the terms of the Sales Agreement, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of Florida.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Placement Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.    We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Current Report on Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.

Very truly yours,

/s/ Jeffrey G. Klein

Jeffrey G. Klein, P.A.